Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

CITIZENS FIRST CORPORATION

(as amended as of March 16, 2017)

ARTICLE I -- MEETINGS OF SHAREHOLDERS

SECTION 1.         Annual Meeting. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at the principal office of the Corporation on the third Wednesday in May, annually, at the hour of 10:00 a.m., or at such other place (within or without the Commonwealth of Kentucky), date and hour as fixed by the Board of Directors of the Corporation and designated in the notice thereof.  If the annual meeting is not held on or before the date designated, it may be held as soon thereafter as convenient and shall be called the annual meeting.

SECTION 2.         Notice.  The Secretary shall give notice of all annual and special meetings of the shareholders no fewer than ten (10) nor more than sixty (60) days before the date of such meeting to each shareholder entitled to vote at such meeting as of the record date established by Article IX of these Bylaws, such notice stating the place, date and hour of the meeting.  Notices for special meetings of the shareholders shall include a description of the purpose or purposes for which the meeting is called.  Such notice shall be in writing addressed to each shareholder entitled to vote at such meeting and transmitted by regular United States mail, postage prepaid, to the address of the shareholder as it appears on the records of the Corporation (which shall be irrebuttably presumed to be correct unless such shareholder shall have filed with the Secretary of the Corporation a written notice of change of address).  Any and all notices for annual or special meetings may be waived by the shareholders by submitting a signed waiver either before or after the meeting, or by attendance at the meeting unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

SECTION 3.         Special Meeting.  Special meetings of the shareholders may be called at any time by a majority of the directors or by the holders of at least 33 1/3 percent (33 1/3%) of all votes entitled to be cast on the issue proposed to be considered at the proposed special meeting, provided that such holders of stock sign, date and deliver to the Corporation’s Secretary one (1) or more written demands for the meeting describing the purpose or purposes for which it is to be held.  Within twenty (20) days thereafter, the Board of Directors shall fix a date, time and place for such meeting, either within or without the Commonwealth of Kentucky, and shall give notice of such meeting in accordance with these Bylaws.  Only business within the purpose or purposes described in the meeting notice required by these Bylaws may be conducted at a special meeting of the shareholders.

SECTION 4.          Quorum.  The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote thereon shall be necessary to constitute a quorum for the transaction of business at all meetings of the shareholders

SECTION 5.         Voting.  A shareholder entitled to vote at a meeting may vote at such meeting in person or by proxy. Once a quorum is present at any meeting, action on a matter (other than where otherwise required by law) shall be approved if the votes cast for the action exceed the votes cast opposing the action (i.e., the action on a matter is approved by a majority of the votes cast at a meeting at which a quorum is present).

SECTION 6.         Proxies. A shareholder may appoint a proxy to vote or otherwise act for him by signing an appointment form or by an electronic transmission, either personally or by his attorney-in-fact.  An electronic transmission shall contain, or be accompanied by, information from which one can determine that the shareholder, the shareholder’s agent, or the shareholder’s attorney-in-fact authorized the electronic transmission.  Appointment of a proxy shall be effective when the appointment form or an electronic transmission of the appointment is received by the Secretary of the Corporation, or other officer or agent authorized to tabulate votes.  An appointment shall be valid for eleven (11) months unless a longer period is expressly provided in the appointment form.  An appointment of a proxy shall be revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.  Appointments coupled with an interest include the appointment of a pledgee, a person who purchased or agreed to purchase the shares, a creditor of the Corporation who extended it credit under terms requiring the appointment, an employee of the Corporation whose employment contract requires the appointment, or a party to a voting agreement created under the provisions of KRS 271B.7-310.

The death or incapacity of the shareholder appointing a proxy shall not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary of the Corporation or other officer or agent authorized to tabulate votes before the proxy exercises his authority under the appointment.

SECTION 7.         Action without a Meeting.  Action required or permitted to be taken by the shareholders at a shareholders’ meeting may be taken without a meeting and without prior notice, if the action is taken by all shareholders entitled to vote on the action.  Action taken under this section shall be evidenced by one (1) or more written consents describing the action taken, signed by the shareholder or his proxy taking the action, and delivered to the Corporation for inclusion in the minutes for filing with the corporate records.  Action taken under this section shall be effective when consents representing the votes necessary to take the action under this section are delivered to the Corporation, or upon delivery of the consents representing the necessary votes, as of a different date if specified in the consent.  Any shareholder giving a consent under this section may revoke the consent by writing received by the Corporation prior to the time that consents representing the votes required to take the action under this section have been delivered to the Corporation but may not do so thereafter.  A consent signed under this section shall have the effect of a meeting vote and may be described as such in any document.

SECTION 8.         List of Shareholders.  At least five (5) business days before every meeting, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each shareholder, shall be prepared by the Secretary.  Such list shall be open for examination by any shareholder as required by the laws of the Commonwealth of Kentucky.

SECTION 9.         Advance Notice of Shareholder Business.  At an annual meeting of the shareholders only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder.  For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than sixty (60) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made.  A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.  Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Article I Section 9.  The Chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Article I Section 9, and if the Chairman should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

ARTICLE II -- DIRECTORS

SECTION 1.         Number and Qualifications.  The entire Board of Directors shall consist of no less than seven (7) nor more than eighteen (18) persons, the exact number to be fixed by resolution of the Board of Directors from time to time.  A director need not be a shareholder; provided, however, that any director elected, or re-elected, to the Board of Directors of the Corporation at or after the 2017 annual meeting of shareholders must comply with the following share ownership requirement no later than twelve (12) months following the date of such election, or re-election, as applicable (subject to compliance with the Corporation’s insider trading policy and applicable law):  such director must beneficially own no fewer than 5,000 shares of the common stock of the Corporation.  Any stock compensation awarded to a director by the Corporation during the twelve (12) month period following such director’s election, or re-election, as applicable, to the Board of Directors will not be counted for purposes of determining whether such director has complied with the foregoing share beneficial ownership requirement within that 12 month period.  Only persons who are nominated in accordance with the procedures set forth in this Article II, Section 1 shall be eligible for election as directors.  Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article II, Section 1.  Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than sixty (60) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including without limitation such persons’ written consent to being named in the proxy statement as a nominee and to serving as a director if elected(whether or not such party intends to deliver a proxy statement or conduct its own proxy solicitation); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder.  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Article II, Section 1.  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if the Chairman should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

SECTION 2.         Term of Office.  The directors shall be divided into three classes with each class being as nearly equal in number as possible.  The term of office of the first class of directors shall be one (1) year and shall expire at the first annual meeting of the shareholders of the Corporation (or until their successors are elected and qualified) after their election; the term of office of the second class of directors shall be two (2) years and shall expire at the second annual meeting of the shareholders of the Corporation (or until their successors are elected and qualified) after their election; and the term of office of the third class of directors shall be three (3) years and shall expire at the third annual meeting of the shareholders of the Corporation (or until their successors are elected and qualified) after their election.  At each annual shareholders’ meeting held thereafter, directors shall be chosen for a term of three (3) years to succeed those whose terms expire.

SECTION 3.         Duties and Powers.  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of its Board of Directors.  The directors shall, in all cases, transact the business of the Corporation by a majority present at the meeting.

SECTION 4.         Meetings.  The Board of Directors shall meet for the election or appointment of officers and for the transaction of any other business of the Corporation as soon as practicable after the adjournment of the annual meeting of the shareholders.  Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may from time to time determine.

Special meetings of the Board of Directors may be called by the Chairman of the Board or upon written request of eighty percent (80%) of the total number of directors of the Corporation.  In the event of the call of a special meeting of the Board of Directors by eighty percent (80%) of the total number of directors, the Secretary shall give notice of such meeting no more than ten (10) days after receipt of such request.

Any or all directors may participate in any meeting, whether a regular or special meeting, or conduct the meeting through the use of any means of communication by which all directors participating may simultaneously hear each other during this meeting.  A director participating in a meeting by this means shall be deemed to be present in person at the meeting.

SECTION 5.         Notice of Meetings.  No notice need be given of any regular meeting of the Board of Directors.  Notice of special meetings shall be served upon each director in person or by mail addressed to the director at his last known post office address, at least two (2) days prior to the date of such meeting.  Notices of special meetings shall contain the date, time and place of the meeting but shall not require a description of the purpose of such special meeting.

SECTION 6.         Place of Meeting.  The Board of Directors shall hold its meetings at the main offices of the Corporation, unless such other place may be designated in the notice of such meeting either within or without the Commonwealth of Kentucky.

SECTION 7.         Waiver of Notice of Meetings.  A director may waive any notice of such meeting as required by these Bylaws before or after the date and time of the meeting stated in the notice.  The waiver shall be in writing signed by the director entitled to the notice and filed with the minutes of such meetings.  A director’s attendance at or participation in a meeting shall waive any required notice to him of the meeting, unless the director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

SECTION 8.         Action Without Meeting.  Action to be taken at a Board of Directors’ meeting may be taken without a meeting if the action is taken by all members of the Board.  The action shall be evidenced by one (1) or more written consents describing the action taken, signed by each director and included in the minutes or filed with the corporate records reflecting the action taken.  Any action taken under this section shall be effective when the last director signs the consent, unless the consent specifies a different effective date.  A consent signed under this section shall have the effect of a meeting vote and may be described as such in any document.

SECTION 9.         Quorum.  At any meeting of the Board of Directors, the presence of a majority of the elected and qualified members of the Board of Directors shall be necessary to constitute a quorum for the transaction of business.

SECTION 10.         Voting.  If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present shall be the act of the Board of Directors.

SECTION 11.         Compensation.  Each director shall be entitled to receive for his services to the Corporation such compensation as fixed from time to time by the Board of Directors.

SECTION 12.         Directors Emeritus.  Any person who has reached age 75 and has served as a director of the Corporation for at least five (5) years may, after retirement or resignation from the Board of Directors, be approved by the Board of Directors as a Director Emeritus to serve until he or she resigns or his or her appointment is terminated by resolution adopted by the Board of Directors.   Directors Emeritus shall serve in an advisory capacity to the Board of Directors and shall be entitled to attend meetings of the Board of Directors, except that they may not vote and they shall not be counted for purposes of determining a quorum.   Directors Emeritus shall receive no compensation from the Corporation.

Directors Emeritus shall be entitled to the liability limitation accorded directors as set forth in Section 271B.2-020 of the Kentucky Business Corporation Act and the Corporation's Articles of Incorporation, as amended from to time, and the indemnification and expense reimbursement provisions accorded directors under the Articles of Incorporation and these Bylaws as if such Directors Emeritus were, for such purposes only, directors of the Corporation.

ARTICLE III--COMMITTEES

The Board of Directors shall have authority to, by resolution adopted by a majority of all directors then in office, create and form from among its members from time to time, such committees, each consisting of three or more directors of the Corporation, as the Board may consider necessary or convenient for the conduct of its business.  Any such committee shall have the full power and authority as the Board of Directors may, from time to time, legally establish for it, except as otherwise proscribed by statute.  The rules and procedures governing the conduct of any such committee shall be as set forth in the charter adopted by such committee, or if not contained therein, shall be the same as the standards established in these Bylaws for such matters with respect to the entire Board of Directors.

ARTICLE IV -- OFFICERS

SECTION 1.         Titles and Election.  The officers of the Corporation shall be the President, a Secretary, and a Treasurer, who shall initially be elected as soon as convenient by the Board of Directors, and thereafter, in the absence of earlier resignations or removals, shall be elected at the first meeting of the Board following any annual shareholders’ meeting, each of who shall hold office at the pleasure of the Board except as may otherwise by approved by the Board or until his or her earlier resignation, removal under these Bylaws or other termination of his or her employment.  Any person may hold more than one office if the duties can be consistently performed by the same person, to the extent permitted by the laws of the Commonwealth of Kentucky.

The Board of Directors, in its discretion, may also at any time elect or appoint a Chairman of the Board of Directors, who shall be a director, and one or more Vice Presidents, Assistant Secretaries, and Assistant Treasurers, and such other officers as it may deem advisable, each of who shall hold office at the pleasure of the Board, except as may otherwise be approved by the Board until his or her earlier resignation, removal or other termination of employment, and shall have such authority and shall perform such duties as shall be prescribed or determined from time to time by the Board, or in case of officers other than the Chairman of the Board, if not so prescribed or determined by the Board, as the President or the then senior executive officer may prescribe or determine.  The Board of Directors may require any officer or other employee or agent to give bond for the faithful performance of his or her duties in such form and with such sureties as the Board may require.

SECTION 2.         Duties.  Subject to such extension, limitations, and other provisions as the Board of Directors or these Bylaws may from time to time prescribe or determine, the following officers shall have the following powers and duties:

(a)         Chairman of the Board.  The Chairman of the Board, when present, shall preside at all meetings of the shareholders and of the Board of Directors and shall be charged with general supervision of the management and policy of the Corporation, and shall have such other powers and perform such other duties as the Board of Directors may prescribe from time to time.

(b)         President.  Subject to the Board of Directors and the provisions of these Bylaws, the President shall be the Chief Executive Officer of the Corporation, shall exercise the powers and authority and perform all of the duties commonly incident to this office, shall in the absence of the Chairman of the Board preside at all meetings of the shareholders and of the Board of Directors if he or she is a Director, and shall perform such other duties as the Board of Directors shall specify from time to tine.  The President or a Vice President, unless some other person is thereunto specifically authorized by the Board of Directors, shall sign all bonds, debentures, promissory notes, deeds, and contracts of the Corporation.

(c)         Vice President.  The Vice President or Vice Presidents shall perform such duties as may be assigned to them from time to time by the Board of Directors or by the President if the Board does not do so.  In the absence or disability of the President, the Vice Presidents, in order of seniority, may, unless otherwise determined by the Board, exercise the powers and perform the duties pertaining to the office of President.

(d)         Secretary.  The Secretary, or in his or her absence, an Assistant Secretary, shall keep the minutes of all meetings of shareholders and of the Board of

Directors, give and serve all notices, attend to such correspondence as may be assigned to him, keep in safe custody the seal of the Corporation, and affix such seal to all such instruments properly executed as may require it, and shall have such other duties and powers as may be prescribed or determined from time to time by the Board of Directors or by the President if the Board does not do so.

(e)         Treasurer.  The Treasurer, subject to the order of the Board of Directors, shall have the care and custody of the moneys, funds, valuable papers and documents of the Corporation, and shall have, under the supervision of the Board of Directors, all the powers and duties commonly incident to his or her office.  The Treasurer shall deposit all funds of the Corporation in such bank or banks, trust company or trust companies, or with such firm or firms doing a banking business as may be designated by the Board of Directors or by the President if the Board does not do so.  He or she may endorse for deposit or collection all checks, notes, and similar instruments payable to the Corporation or to its order.  He or she shall keep accurate books of account of the Corporation’s transactions, which shall be the property of the Corporation, and together with all of the property of the Corporation in his or her possession, shall be subject at all times to the inspection and control of the Board of Directors.  The Treasurer shall be subject in every way to the order of the Board of Directors, and shall render to the Board of Directors and/or the President of the Corporation, whenever they may require it, an account of all his or her transactions and of the financial condition of the Corporation.  In addition to the foregoing, the Treasurer shall have such duties as may be prescribed or determined from time to time by the Board of Directors or by the President if the Board does not do so.

SECTION 3.         Delegation of Authority.  The Board of Directors may at any time delegate the powers and duties of any officer for the time being to any other officer, director or employee.

ARTICLE V -- RESIGNATIONS, VACANCIES & REMOVALS

SECTION 1.         Resignations.  Any Director may resign at any time by giving written notice thereof to the Board of Directors, the President or the Corporation.  Any such resignation shall take effect when the notice is delivered unless the notice specifies a later effective date, , and unless otherwise specified therein, the acceptance of any resignation shall not be necessary to make it effective.  If a resignation of an officer or director is made effective at a later date , the Board of Directors may fill the pending vacancy before the effective date but the new director may not take office until the vacancy occurs.

SECTION 2.         Vacancies.

(a)         Directors.  When the office of any director becomes vacant or unfilled, whether by reason of death, resignation, removal, increase in the authorized number of directors or otherwise, such vacancy or vacancies may be filled by the remaining director or directors, although less than a quorum.  Any director so elected by the Board shall serve until the next election of the group in which the director is filling the vacancy and until his or her successor shall be elected and qualified or until his earlier resignation or removal as provided in these Bylaws.

(b)         Officers.  The Board of Directors may at any time or from time to time fill any vacancy among the officers of the Corporation.

SECTION 3.         Removals.

(a)         Directors.  Except as may otherwise be prohibited or restricted under the laws of the Commonwealth of Kentucky, the shareholders may, at any meeting called for the purpose, remove any director from office, with or without cause, and may elect his or her successor.

(b)         Officers.  The Board of Directors may at any meeting remove from office any officer, with or without cause, and may elect or appoint a successor.

ARTICLE VI -- STOCK OF THE CORPORATION

SECTION 1.         Certificates.  The stock of the Corporation may be certificated or uncertificated, as provided under the Kentucky Business Corporation Act.  Each shareholder, upon written request to the transfer agent or registrar of the Corporation, shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors.  The certificates shall be numbered consecutively and in the order in which they are issued, and each certificate shall state the registered holder’s name, the number of shares represented thereby and the date of issuance of such stock certificate.  All certificates representing shares issued by the Corporation shall have noted conspicuously thereon reference to the restrictions of sale or transfer which may be from time to time enacted by the Board of Directors.  Within a reasonable time after the issue or transfer of shares without certificates, the Corporation shall send the shareholder a written statement of the information required on certificates by the Kentucky Business Corporation Act.

SECTION 2.         Transfer of Shares.  The shares of the Corporation shall be assignable and transferable only on the books and records of the Corporation by the registered owner, or by his or her duly authorized attorney-in-fact, if such shares are certificated, upon surrender of the certificate duly and properly endorsed with a proper evidence of authority to transfer, or upon proper instructions from the holder of uncertificated shares, in each case with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

SECTION 3.         Returned Certificates.  All certificates for shares returned to the Corporation for transfer shall be marked “CANCELED” or “VOID” with the date of cancellation, and the transaction shall be immediately noted in the stock transfer book of the Corporation.  The returned certificate may be inserted in the certificate book or may be destroyed.

SECTION 4.         Lost Certificates.  In case of loss, mutilation or destruction of a stock certificate, a duplicate certificate may be issued upon such terms as may be determined or authorized by the Board of Directors or by the President if the Board does not do so, provided, however, that if such shares have ceased to be certificated, a new certificate shall be issued only upon written request to the transfer agent or registrar of the Corporation.

ARTICLE VII -- DIVIDENDS

The Board of Directors may authorize and the Corporation may pay dividends to its shareholders subject to the limitations of this Article.  No dividend shall be paid if, after giving it effect:  (a) the Corporation would not be able to pay its debts as they become due in the usual course of business; or (b) the Corporation’s total assets would be less than the sum of its total liabilities.  The Board of Directors may base a determination that dividends are not prohibited under this Article either on financial statements prepared on the basis of accounting practices and principals that are reasonable in the circumstances, on a fair valuation or any other method that is reasonable in the circumstances.

ARTICLE VIII -- SEAL OF THE CORPORATION

The seal of the Corporation shall be adopted by the Board of Directors and may be changed from time to time in the discretion of the directors.  The presence or absence of the seal on or from a writing shall neither add to nor detract from the legality thereof nor effect its validity in any manner or respect.

ARTICLE IX -- RECORD DATE

The record date for the determination of shareholders entitled to notice of and to vote at any annual or special meeting of the shareholders or for determining shareholders entitled to a distribution, shall be the date as from time to time established by the directors as the “record date”, provided, however, that no such record date shall be more than seventy (70) days before the meeting or action requiring a determination of shareholders.

ARTICLE X -- MISCELLANEOUS

SECTION 1.         Contracts.  The Board of Directors may authorize any officer or officers, agent or agents to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.  No loans shall be made in the name of the Corporation and no evidence of such indebtedness shall be issued in the name of the Corporation unless authorized by the Board of Directors.

SECTION 2.         Fiscal Year.  The fiscal year of the Corporation shall commence or end at such time as the Board of Directors may designate.

SECTION 3.         Bank Deposits, Checks, Etc.  The funds of the Corporation shall be deposited in the name of the Corporation or any division thereof in such banks or trust companies in the United States of America or elsewhere as may be designated from time to time by the Board of Directors or by such officer or officers as the Board may authorize to make such designations.

All checks, drafts or other orders for the withdrawal of funds from any bank account shall be signed by such person or persons as may be designated from time to time by the Board of Directors.  The signatures on checks, drafts of other orders for the withdrawal of funds may be in facsimile if authorized in the designation.

ARTICLE XI -- BOOKS AND RECORDS

SECTION 1.         Place of Keeping Books.  Unless otherwise expressly required by the laws of the Commonwealth of Kentucky, the books and records of the Corporation may be kept outside of the Commonwealth of Kentucky.

SECTION 2.         Examination of Books.  Except as may otherwise by provided by the laws of the Commonwealth of Kentucky, the Articles of Incorporation or these Bylaws, the Board of Directors shall have power to determine from time to lime whether, to what extent, at what times and places, and under what conditions, any of the accounts, records and books of the Corporation are to be open to the inspection of any shareholder.  No shareholder shall have any right to inspect any account, book or document of the Corporation except as prescribed by statute or authorized by express resolution of the shareholders or of the Board of Directors.

ARTICLE XII -- INDEMNIFICATION OF DIRECTORS & OFFICERS

SECTION 1.         Each person who was or is made a party or is threatened to be made a party to or becomes involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, (hereinafter a proceeding), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Kentucky Business Corporation Act, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorney fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Article XII, Section 2, the Corporation shall indemnify any such person seeking indemnification in connection with the proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) is authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Article XII, Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Kentucky Business Corporation Act requires, the payment of such expenses incurred by a current director or officer in his or her capacity as director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced that it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article XII, Section 1 or otherwise.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XII, Section 1 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 2.         Right of Claimant to Bring Suit.  If a claim under Article XII, Section 1 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such a claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the Kentucky Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he or she has met the ethical standard of conduct set forth in the Kentucky Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 3.         Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of shareholders, or disinterested directors or otherwise.

SECTION 4.         Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation, or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation will have the power to indemnify such person against such expense, liability or loss, under the Kentucky Business Corporation Act.

ARTICLE XIII-- AMENDMENTS

These Bylaws may be altered, amended, repealed or restated by a majority of the Board of Directors or by the shareholders of the Corporation.